EXHIBIT 99.1
PRESS RELEASE

CABOT MICROELECTRONICS CORPORATION REPORTS RECORD REVENUE, RECORD NET INCOME, AND RECORD EPS FOR THIRD QUARTER OF FISCAL 2018
•	Record Revenue of $150.4 Million, $22.5 Million or 18% Higher Than Last Year

•	Gross Margin of 53.6%; Non-GAAP Gross Margin of 54.5%

•	Record Net Income of $35.2 Million, $15.2 Million or 76% Higher Than Last Year; Non-GAAP Net Income of $36.0 Million

•	Record Earnings Per Share of $1.34, $0.57 or 74% Higher Than Last Year; Non-GAAP Earnings Per Share of $1.37

AURORA, IL, July 25, 2018 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and second largest CMP pad supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2018, which ended June 30, 2018.

Key Quarter Highlights
During the third fiscal quarter, the company delivered total revenue of $150.4 million, which is $22.5 million, or 18% higher than in the same quarter last year, and is a record level for the company. Third quarter revenue was driven by growth across all product areas, primarily in tungsten slurries, dielectrics slurries, and CMP pads, which are the key focus areas for the company. Net income for the quarter was a record $35.2 million, which is $15.2 million, or 76%, higher than the same quarter last year.  Diluted earnings per share (EPS) was a record $1.34, which is $0.57, or 74%, higher than in the same quarter last year.  Cash flow from operations was $36.9 million. As previously reported in April, the company paid off its remaining outstanding Term Loan and had $310.6 million of cash and short-term investments on hand, with no debt on its balance sheet as of June 30, 2018.

"We are proud of our accomplishments which include our fifth consecutive quarter of record revenue as well as record net income and EPS for our company this quarter," said David Li, President and CEO of Cabot Microelectronics. "We believe that strong semiconductor industry demand conditions as well as continued strong execution of our strategic initiatives have enabled us to deliver sustained strong results and position us well for continued success in the future."

Key Financial Information – Third Fiscal Quarter
•
Revenue was $150.4 million, which is $22.5 million, or 18%, higher compared to the same quarter last year. The company achieved record quarterly revenue in tungsten and dielectric slurries, which grew 18% and 21% year-over-year, respectively.  Revenue in pads grew 19% year-over-year.

•
Gross margin for the quarter was 53.6%, compared to 48.9% reported in the same quarter a year ago. Gross margin this quarter included $1.3 million of NexPlanar amortization expense. Excluding this, non-GAAP gross margin was 54.5%. Gross margin this quarter benefited from higher sales volume and a higher value product mix, partially offset by higher fixed manufacturing costs, including higher staffing related expense.

•
Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $38.8 million in the third fiscal quarter. Operating expenses were $3.1 million higher than the same quarter a year ago, primarily due to higher staffing related expenses and professional fees.

•
Net income for the quarter was $35.2 million, which is $15.2 million, or 76%, higher than in the same quarter last year. Net income increased primarily due to higher revenue and higher gross margin, partially offset by higher operating expenses. Non-GAAP net income was $36.0 million, which is $15.0 million, or 71%, higher than the prior year.

•	Diluted EPS was $1.34 this quarter, which is $0.57, or 74%, higher than in the third quarter of fiscal 2017. On a non-GAAP basis, diluted EPS was $1.37, which is $0.56, or 69%, higher than last year.

Key Financial Information – Fiscal Year 2018 to Date
•	Revenue was $433.4 million, which is $63.0 million, or 17%, higher than for the same period last year.

•	Gross margin was 53.0% of revenue, compared to 49.7% last year. Non-GAAP gross margin for the first three quarters of the fiscal year, excluding the NexPlanar amortization expense, was 53.9%.

•
Total operating expenses were $113.6 million, which is $8.5 million higher than for the same period in the prior year. Operating expenses include approximately $1.4 million of the above-referenced amortization expense.

•
Net income was $61.8 million, which is $1.4 million, or 2%, higher than for the same period last year.  Net income includes the negative impact of the enactment of the U.S. Tax Cuts and Jobs Act ("tax act"), and the referenced amortization expense.  Non-GAAP net income was $98.3 million, which is $34.7 million, or 54%, higher than for the same period last year.

•
Diluted EPS was $2.35, which is $0.02, or 1%, lower than for the same period last year, and includes the negative impact of the tax act.  Non-GAAP diluted EPS was $3.74, which is $1.25, or 50%, higher than for the same period last year.

Guidance Update and Capital Deployment Details
The company currently expects a low single digit revenue increase for IC CMP consumables in the fourth fiscal quarter of 2018 compared to the prior quarter.

The company now expects its GAAP gross margin for the full fiscal year to be between 52% and 53%. This includes approximately 100 basis points of NexPlanar amortization expense.

Full fiscal year GAAP operating expenses are expected to be between $150 million and $155 million, an increase from the company's prior full year guidance range of $148 to $153 million. This includes approximately $1.9 million of NexPlanar amortization expense.
Additional current expectations are provided in the appendix section of the company's related slide presentation referenced below.

As announced on June 12, 2018, the company's Board of Directors declared a quarterly cash dividend of $0.40 per share ($1.60 per share on an annualized basis) on the company's common stock. The dividend will be payable on or about July 30, 2018 to shareholders of record at the close of business on June 25, 2018.

Through June 30, 2018, the company had returned $50.8M to shareholders by way of dividends and share repurchases during fiscal year 2018.

RELATED SLIDE PRESENTATION
A slide presentation related to this press release is available at ir.cabotcmp.com in the Quarterly Results section of the Investor Relations center at approximately the same time that this press release is issued.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, July 26. The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410. Callers outside the U.S. may dial (973) 638-3236. The conference code for the call is 8872768. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: gross profit margin, net income and diluted earnings per share excluding the effect of the enactment of the Tax Cuts and Jobs Act in December 2017 in the United States ("tax act"), and amortization expense related to its October 2015 acquisition of NexPlanar Corporation. The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations. Specifically, the company believes the impact of the tax act and NexPlanar amortization expenses are not indicative of its core operating results, and thus presents these certain metrics excluding these effects. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. A reconciliation table of GAAP to non-GAAP financial measures is contained in this press release.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and second largest CMP pads supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,150 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Colleen Mumford, Director of Investor Relations, at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic or political factors and international or national events, including related to the enactment of trade sanctions, tariffs, or other similar matters; regulatory or legislative activity, including the enactment of the Tax Cuts and Jobs Act ("tax act") in December 2017 in the United States; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property or third party intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; the financial conditions of the company's customers; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason by the company, based on a variety of factors; financing facilities and related debt, pay off or payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate, including the effects of tax reform in the U.S.; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2018 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2017, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

                                                                                                    Contact:
                                                                                                                  Colleen Mumford
                                                                                                                Director of Investor Relations
                                                                                                                Cabot Microelectronics Corporation
                                                                                                                    (630) 499-2600

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Revenue	$150,437	$142,978	$127,957	$433,394	$370,395

Cost of goods sold	69,737	67,933	65,414	203,635	186,316

Gross profit	80,700	75,045	62,543	229,759	184,079

Operating expenses:

Research, development & technical	13,059	13,368	14,333	38,578	41,819

Selling & marketing	6,207	6,790	7,346	18,833	22,166

General & administrative	19,504	17,799	13,953	56,218	41,148

Total operating expenses	38,770	37,957	35,632	113,629	105,133

Operating income	41,930	37,088	26,911	116,130	78,946

Interest expense	513	1,158	1,117	2,803	3,402

Other income, net	1,627	1,062	(115)	3,361	1,115

Income before income taxes	43,044	36,992	25,679	116,688	76,659

Provision for income taxes	7,873	7,255	5,740	54,863	16,209

Net income	$35,171	$29,737	$19,939	$61,825	$60,450

Income available to common shareholders	$35,137	$29,707	$19,887	$61,752	$60,259

Basic earnings per share	$1.37	$1.16	$0.79	$2.42	$2.42

Weighted average basic shares outstanding	25,612	25,593	25,228	25,479	24,941

Diluted earnings per share	$1.34	$1.14	$0.77	$2.35	$2.37

Weighted average diluted shares outstanding	26,319	26,161	25,721	26,222	25,450

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30, 2018	September 30, 2017
ASSETS:

Current assets:
Cash and cash equivalents	$186,124	$397,890
Short-term available-for-sale securities	124,455	-
Accounts receivable, net	74,017	64,793
Inventories, net	77,302	71,873
Other current assets	29,008	16,426
Total current assets	490,906	550,982

Property, plant and equipment, net	108,569	106,361
Other long-term assets	160,007	176,757
Total assets	$759,482	$834,100

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$18,290	$17,624
Current portion of long-term debt	-	10,938
Accrued expenses, income taxes payable and other current liabilities	72,009	62,651
Total current liabilities	90,299	91,213

Long-term debt, net of current portion	-	132,997
Other long-term liabilities	35,002	14,853
Total liabilities	125,301	239,063

Stockholders' equity	634,181	595,037
Total liabilities and stockholders' equity	$759,482	$834,100

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot Microelectronics Corporation press release dated July 25, 2018.

	Three Months Ended June 30, 2018			Nine Months Ended June 30, 2018

	U.S. GAAP	Adjustments	Non-GAAP	U.S. GAAP	Adjustments	Non-GAAP
Gross profit (1)	$80,700	$1,310	$82,010	$229,759	$3,855	$233,614
Gross margin*	53.6%		54.5%	53.0%		53.9%

Operating income (2)	41,930	1,777	43,707	116,130	5,257	121,387
Operating margin **	27.9%		29.1%	26.8%		28.0%

Net income (3)	$35,171	$806	$35,977	$61,825	$36,478	$98,303

Diluted earnings per share (4)	$1.34	$0.03	$1.37	$2.35	$1.39	$3.74

(1)	Non-GAAP gross profit for the three months ended June 30, 2018 excludes $1,310 of NexPlanar amortization expense.
Non-GAAP gross profit for the nine months ended June 30, 2018 excludes $3,855 of NexPlanar amortization expense.

(2)	Non-GAAP operating income for the three months ended June 30, 2018 excludes the item mentioned above in (1) plus $467 of NexPlanar amortization expense recorded in operating expenses.
Non-GAAP operating income for the nine months ended June 30, 2018 excludes the item mentioned above in (1) plus $1,402 of NexPlanar amortization expense recorded in operating expenses.

(3)
Non-GAAP net income for the three months ended June 30, 2018 excludes the items mentioned above in (1) and (2). These adjustments are partially offset by a $511 change in estimated withholding taxes and re-measurement of U.S. deferred tax assets and liabilities recorded in the first half of fiscal 2018 related to U.S. Tax Cuts and Jobs Act (Tax Act) enacted on December 22, 2017, and a $460 increase in the provision for income taxes related to excluding NexPlanar amortization.

Non-GAAP net income for the nine months ended June 30, 2018 excludes the items mentioned above in (1) and (2) plus $32,581 of tax expense due to Tax Act. These adjustments are partially offset by a $1,360 increase in the provision for income taxes related to excluding NexPlanar amortization.

(4)
Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income. The impact of the Tax Act increased diluted earnings per share by $0.02 for the three months ended June 30, 2018, and reduced diluted earnings per share by $1.24 for the nine months ended June 30, 2018.

*	Gross margin represents gross profit as a percentage of revenue.
**	Operating margin represents operating income as a percentage of revenue.